Calculation of Filing Fee Tables

Form N-2
(Form Type)

Chicago Atlantic BDC, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Unallocated (Universal) Shelf		Rule 457(o)	--	--	$500,000,000	0.0001381	$69,050
Fees to be paid	Other	Other	Rule 457(o)	--	--	--	--	--
Fees previously paid	--	--	--	--	--	--	--	--
Carry Forward Securities
CarryForwardSecurities	--	--	--		--	--			--	--	--	--
	Total Offering Amounts					$500,000,000	0.0001381	$69,050
	Total Fees Previously Paid							$0.00
	Total Fee Offset							$—
	Net Fee Due							$69,050